Exhibit 99.B(d)(58)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Logan Circle Partners, L.P.

Dated March 30, 2012, as amended September 20, 2013 and June 25, 2014

SEI INSTITUTIONAL INVESTMENTS TRUST

Ultra Short Duration Bond Fund
Long Duration Corporate Bond Fund

Limited Duration Bond Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Logan Circle Partners, L.P.

Dated March 30, 2012, as amended September 20, 2013 and June 25, 2014

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation	Logan Circle Partners, L.P.

By:	By:

/s/ Stephen Beinhacker	/s/ Jude T. Driscoll

Name:	Name:

Stephen Beinhacker	Jude T. Driscoll

Title:	Title:

Vice President	CEO